Exhibit 15.5

AstraZeneca PLC
Legal & Secretary's Department
15 Stanhope Gate
London
W1K 1LN

For the attention of Justin Hoskins
By fax 020 7304 5196 & by post

Date 23 March, 2010

Dear Ladies and Gentlemen

BUREAU VERITAS STATEMENT OF ASSURANCE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2009

In connection with the anticipated filing by AstraZeneca PLC (“AstraZeneca”) of certain registration statements with the US Securities and Exchange Commission, Bureau Veritas hereby authorises you to refer to Bureau Veritas’s external assurance on corporate responsibility related information as stated on page 100 and highlighted as identified on the pages of the Annual Report and Form 20-F Information for the fiscal year ended 2009 (the “Annual Report”) annexed as Exhibit A which is incorporated by reference in the registration statements No. 33-83774 for AstraZeneca and Zeneca Wilmington Inc. and No. 333-145848 and No. 333-114165 for AstraZeneca, each on Form F-3, and in the registration statements No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918, No. 333-124689 and No. 333-152767 on Form S-8 for AstraZeneca.  A copy of the relevant pages of the Annual Report has been provided to Bureau Veritas with those sections verified by Bureau Veritas highlighted in yellow (Exhibit A).

Our authorisation is subject to your acknowledgement and agreement that:

1)
Bureau Veritas has undertaken an independent review of the corporate responsibility information disclosed in the Annual Report and provided an opinion as to the accuracy and reliability of the information subject to the scope, objectives and limitations defined in the full assurance statement posted on AstraZeneca’s responsibility website;

2)
AstraZeneca acknowledges and agrees that Bureau Veritas shall not be deemed an “Expert” in respect of AstraZeneca’s securities filings, and AstraZeneca agrees that it shall not characterise Bureau Veritas as such; and

3)
AstraZeneca accepts full responsibility for the disclosure of all information and data, including that relating to that assured by Bureau Veritas, set forth in the Annual Report as filed with the SEC and agrees to indemnify Bureau Veritas from any third party claims that may arise therefrom.

Please indicate your agreement to the foregoing by signing in the space indicated below.  Our authorisation will not become effective until accepted and agreed by AstraZeneca.

Yours sincerely,

/s/ Tracy Oates
Tracy Oates, Practice Manager (Sustainability Services)
For and on behalf of Bureau Veritas UK Ltd

ACCEPTED AND AGREED
this 23rd day of March 2010:

AstraZeneca PLC

By: /s/ Justin Hoskins

Name: Justin Hoskins
Title: Deputy Company Secretary

16Directors’ Report | Strategy and Performance

Strategy, objectives and 2009 performance

Strategic priority	Initiatives	Objective for three years to end 2010

Strengthen the pipeline

To be one of the fastest and most productive companies in the industry through continuous improvement in our in-house R&D. Seek leading science outside AstraZeneca to broaden our research base and further strengthen our pipeline of new products
Accessing the best potential innovative medicines to meet unmet patient need through

> small molecule and biologics R&D
> externalisation

Embedding culture of continuous improvement through

> leading-edge science
> collaborations
	> business efficiency	Deliver two new product launches on average per year from 2010 In order to achieve the above ensure we have 10 or more products in Phase III development or registration
Achieve a median composite eight-year product development cycle

Grow the business

To maintain our position among the industry leaders through a continued focus on driving commercial excellence	Building on leadership positions in existing markets Expanding presence in important emerging markets	Deliver sales growth in line with market growth to provide a return on our investment
	Driving high standards of sales force effectiveness, marketing excellence and customer support	Profitably launch in-licensed and existing projects

	Developing our brands to maximise patient benefit and commercial potential	Securing new external commercial collaborations

Reshape the business

To create an organisation with the flexibility and financial strength to adapt quickly and effectively within a challenging and rapidly changing business environment	Implementing and expanding restructuring programme	Annual benefits of $2.1 billion from restructuring

	Operations’ asset and sourcing strategy	Maintain margins

	Delivering continuous improvement across R&D through	Improve R&D unit costs by 15%
> smarter working > business process outsourcing

	G&A strategy	Achieve planned improvement in selling, general and
	Marketing, sales and commercial strategies	administrative (SG&A) costs
> Western Europe and Emerging Markets resource optimisation plans
> North America – customer-driven interactions

	Procurement strategy	Procurement savings

Promote a culture of responsibility and accountability

To create an organisation that is recognised not only for the skills, experience and quality of its people, but also for the integrity with which it conducts its business	Maintain/improve levels of employee engagement	Upper quartile industry ranking for employee engagement

	Strengthening leadership development frameworks	Achieve step change in leadership and management capability

	Integrating responsible business considerations into	Ensure that a culture of responsible business, including
	everyday business thinking and decision-making	compliance, is embedded across all our activities

AstraZeneca Annual Report and Form 20-F Information 2009

20Directors’ Report | Resources, Skills and Capabilities

The safety of
patients is a
fundamental
consideration
“Having the best science is
not enough – people with
the capabilities to turn that
knowledge into great medicines
is what brings success.”

Other developments with Symbicort exemplify our approach to optimising the benefit of our medicines for patient health both in terms of bringing benefits to additional patient groups and working with third parties. In 2009, Symbicort Turbuhaler was approved in Japan to treat adult asthma and it was launched in Japan in January 2010. In August, we signed an agreement with Astellas to co-promote Symbicort Turbuhaler in Japan. Symbicort Turbuhaler is also now approved in 96 countries for use in treating chronic obstructive pulmonary disease, including chronic bronchitis and emphysema.
In addition to small molecules we also have a strong capability in biologics. For example, Synagis is routinely used by hospitals for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV), a respiratory infection in infants, and has been administered to over one million premature babies. Synagis was the first MAb approved in the US for the prevention of an infectious disease. Since its launch in 1998 it has become the standard of care for RSV prevention.
Our biologics capability is also exemplified by our influenza vaccines, where we have developed technologies that enable innovative ways of reverse-engineering new vaccines. FluMist, the first nasal spray influenza vaccine to be approved in the US, represented the first innovation in flu vaccination in more than 60 years. Our total product supply of approximately 10 million FluMist doses sold out in 2009. Our technology also enabled us to develop, and to be the first to market in the US, a vaccine designed to prevent H1N1 influenza (swine flu). We received approval for our H1N1 influenza vaccine in September and then contracted with the US Department of Health and Human Services for 42 million doses, which we manufactured and distributed on time and to schedule.
Further information about all our major products can be found in the Therapy Area Review from page 55. Many of our products, for example, Seroquel and Crestor, are the subject of product liability claims and patent challenges. Information about material legal proceedings can be found in Note 25 to the Financial Statements from page 166.
Investing for the future
Within each of our Therapy Areas, the individual disease areas in which we work are agreed using a regular review process that enables us to deploy our resources in the best way to meet our commercial and scientific objectives. We evaluate market opportunities against a set of criteria, including unmet medical need, competitive position and our capabilities. Our R&D Executive Committee, which will be replaced in 2010 by the Portfolio Investment Board (further details of which are set out in the R&D Executive Committee section on page 92) uses the reviews to determine the levels of investment we will make in different disease areas.
Our approach
Patient safety
The safety of the patients who take our medicines is a fundamental consideration for us. All drugs have potential side effects and we aim to minimise the risks and maximise the benefits of each of our medicines – starting with the discovery of a potential new medicine and continuing throughout its development, launch and marketing.
After launch, we continually monitor the use of all our medicines to ensure that we become aware of any side effects not identified during the development process. This is known as pharmacovigilance and is core to our ongoing responsibility to patients. We have comprehensive and rigorous pharmacovigilance systems in place for detecting and rapidly evaluating such effects, including mechanisms for highlighting those that require immediate attention. We also work to ensure that accurate, well-informed and up-to-date information concerning the safety profile of our drugs is provided to regulators, doctors, other healthcare professionals and, where appropriate, patients. Clinical studies, although extensive, cannot replicate the complete range of patient circumstances. Rare side effects can often only be identified after a medicine has been launched and used in far greater numbers of patients and over longer periods of time.

AstraZeneca Annual Report and Form 20-F Information 2009

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Performance

We have an experienced, in-house team of around 350 clinical patient safety professionals working around the world who are dedicated to the task of ensuring that we meet our commitment to patient safety. This number of people is lower than in 2008 because data entry of individual case reports is now managed by an external provider (as described below). At a global level, every medicine in development and on the market is allocated a Global Safety Physician and a team of patient safety scientists. In each of our markets we also have dedicated safety managers with responsibility for patient safety at a local level.
Our two Chief Medical Officers (CMOs) have overall accountability for the benefit/ risk profiles of the products we have in development and those on the market. One CMO is responsible for our small molecule products, the other for our biologics. They provide medical oversight and ensure that appropriate risk assessment processes are in place to enable informed decisions to be made about safety as quickly as possible.
In 2009, we appointed Tata Consultancy Services Sverige AB to manage the data entry process for safety reports relating to AstraZeneca products. This is designed to improve efficiency and consistency of data entry across AstraZeneca, and allow our patient safety teams to focus on case prioritisation, the medical aspects of patient safety and continuing to improve our safety science.
Our commitment to patient safety includes ensuring the security of our medicines throughout their manufacture and supply. We continuously monitor our business environment to identify any new or emerging product security risks and work to ensure that these are managed quickly and effectively. In addition to our internal processes, we use a range of measures against counterfeit medicines and continue to develop our capabilities in this area. These include introducing technologies that make it more difficult for counterfeiters to copy our products; conducting market surveillance and monitoring the supply chain to identify potential counterfeiting operations; responding rapidly to any reports of counterfeit AstraZeneca medicines; and working with regulators, healthcare professionals, distributors, law enforcement agencies and other organisations to protect patient interests. We also participate in a variety of anti-counterfeiting forums and programmes in the public and private sector, including WHO/Interpol’s International Medical Products Anti-Counterfeiting Taskforce and
the Pharmaceutical Security Institute. Further information on counterfeiting can be found in the Product counterfeiting section on page 82.
Pricing our medicines
Continued innovation is required to address unmet medical need. Our challenge is to deliver innovations that bring benefits for patients and society at a level of investment and internal productivity that reflects the downward pressure on pricing.
Our global pricing policy provides the framework for optimising the profitability of all our products in a sustainable way. It balances many different factors, including ensuring appropriate patient access. When setting the price of a medicine, we take into consideration its full value to patients, those who pay for healthcare and society in general. Our pricing also takes account of the fact that, as a publicly owned company, we have a duty to ensure that we continue to deliver an appropriate return on investment to our shareholders.
We continually review our range of medicines (both those on the market and in the pipeline) to identify any that may be regarded as particularly critical to meeting healthcare needs. This may be either because they treat diseases that are (or are becoming) prevalent in developing countries, or because they are potentially a leading or unique therapy addressing an unmet need and offering significant patient benefit in treating a serious or life-threatening condition. In such cases, we aim to provide patient access to these medicines through expanded patient access programmes across all markets, including the US. We also support the concept of differential pricing in this context, provided that safeguards are in place to ensure that differentially priced products are not diverted from patients who need them, to be sold and used in more affluent markets.
Economic benefit
Our medicines play an important role in treating medical needs and in doing so they bring economic as well as therapeutic benefits. Effective treatments can help to save healthcare costs by reducing the need for more expensive care, such as hospital stays or surgery. They also contribute to increased productivity by reducing or preventing the incidence of diseases that keep people away from work.
“Our medicines...
bring economic as well
as therapeutic benefits.”
60
We developed the first innovation in influenza vaccines in over 60 years

AstraZeneca Annual Report and Form 20-F Information 2009

Directors’ Report | Resources, Skills and Capabilities	23
Performance

Early-stage deals help build longer-term strength in the portfolio and in June we concluded a ground-breaking deal with Merck under which the two companies will collaborate to research a novel combination anti-cancer regimen composed of two investigational compounds, MK-2206 from Merck and AZD6244 from AstraZeneca (in-licensed from Array). Other significant early-stage deals included a risk-share collaboration with Jubilant aimed at multiple neuroscience targets, and a further collaboration with the Institute of Cancer Research (UK) and Cancer Research Technology Limited.
During the year we also signed exclusive worldwide licence agreements with Catalyst Biosciences, Inc. to develop novel engineered proteases and with Trellis Bioscience Inc. to develop and commercialise antibodies focused on respiratory syncytial virus.
Deals that will help drive short-term growth include a co-promotion agreement for Abbott’s Trilipix™ in the US, a commercialisation agreement with Astellas for Symbicort in Japan, a distribution agreement with UCB for Cimzia™ in Brazil and a co-promotion agreement with Salix for Nexium in the US.
Another component of our externalisation strategy is to maximise value from our portfolio through disposals and out-licensing transactions. In 2009, part of our Swedish OTC (over-the-counter) portfolio was divested to GlaxoSmithKline and rights to ophthalmological indications for a number of AstraZeneca assets were granted to Alcon. Other disposals of note included the out-licence of two pre-clinical oncology assets to Celleron Therapeutics Limited and the divestment of a P38 Inhibitor programme to Flexion Therapeutics AG.
Outsourcing and contract manufacturing
As part of our drive to reshape the business we also outsource certain activities where we believe we can take advantage of third party expertise. Using specialist providers helps us improve efficiency and focus on our core business. Outsourcing also reduces costs and creates a more flexible cost base which can be changed as our needs change.
We have already contracted out a significant portion of our supply and manufacturing activity and are undertaking a programme of outsourcing other services and activities, including some R&D processes, information services, facilities management and other internal support functions.

As part of our effort to ensure we have cost-effective and flexible support services, we signed a seven-year global outsourcing contract in December with NorthgateArinso UK Limited (NGA) for some human resource (HR) services. NGA will begin to manage HR activities, such as payroll and data management, enabling our internal HR organisation to focus on areas where they can most significantly contribute to the success of the business, for example business partnering and ‘centres of expertise’, such as talent management. For more information on our HR services, see the People section from page 33. Earlier in 2009, we signed a five-year contract with Genpact International, Inc. to provide global finance and accounting services and will continue to explore other areas where outsourcing can bring benefits to the business by improving service and reducing cost.
Responsible procurement
Our commitment to responsible business extends to ensuring that we work only with suppliers who embrace standards of ethical behaviour consistent with our own. This is required by our Code of Conduct and applies across the full range of our procurement activities worldwide.
Implementing our approach across the many thousands of suppliers we have around the world is a significant challenge for a global company the size of AstraZeneca. We have made some good progress in recent years and to further strengthen our effort in this area, in 2009 we published a new Global Responsible Procurement Standard. This standard defines our Responsible Procurement Process and provides clear direction about our risk-based approach to integrating ethical standards into our procurement activity worldwide. This includes a requirement to incorporate a responsible business clause in contracts with suppliers.

Training in the new standard was provided for procurement professionals during 2009. For all AstraZeneca employees, our Code of Conduct training now includes a responsible procurement awareness module.
Our Responsible Procurement Process is based on an escalating set of risk-based due diligence activities, applied in a pragmatic way. We assess a supplier’s ethical risk areas and identify whether further assessment is needed to assure us that the supplier has appropriate systems and controls in place to meet our ethical expectations. The same initial assessment process is used for all suppliers and more detailed, specific assessments are then made as required, proportionate to the level of risk a supplier presents. Our process allows us to share issues with suppliers and encourage them to improve their standards, rather than automatically excluding them from our supply chain. However, we will not use suppliers who are unable or unwilling to embrace, in a timely way, standards of ethical behaviour that are consistent with our own.
In 2009, we completed responsible procurement assessments of over 800 of our suppliers (representing over 65% of our total spend on third parties) and implemented further assessments where required. This ongoing assessment programme will continue throughout 2010.
Our existing supplier evaluation procedure requires that comprehensive on-site supplier audits of all our high-risk manufacturing suppliers are conducted at least once every four years. Medium-risk suppliers are audited at the start of the business relationship and additional audits conducted if there are significant changes at a supplier. These Integrated Supplier Evaluation Protocol (ISEP) audits cover a range of risk areas, including product security and waste handling as well as social elements, such as human rights and labour standards. During 2009, we conducted ISEP audits at 51 manufacturing sites at 45 different suppliers (2008: 34 sites at 31 suppliers). The 2008 figures are higher than reported last year because a post year end review identified that more audits had been conducted than reported in 2008.

AstraZeneca Annual Report and Form 20-F Information 2009

26Directors’ Report | Resources, Skills and Capabilities

Externalisation
Our externalisation strategy continues to focus on enhancing our internal innovation through investment, external collaborations and acquisitions that further strengthen our pipeline of products. Further information on our activities can be found in the Working with others section from page 22.
Our New Opportunities group has continued to seek additional value from our portfolio by facilitating re-profiling across our Therapy Areas and by identifying additional disease areas in which our compounds can meet unmet medical need. For example, in 2009 we concluded a strategic alliance with the ophthalmology company, Alcon, to identify innovative eye care products using AstraZeneca compounds in areas adjacent to our Therapy Areas of focus.
R&D ethics
We are committed to delivering innovation responsibly by setting and working to consistently high ethical standards across all aspects of our R&D worldwide. Compliance with relevant laws and regulations is a minimum baseline and underpins our own global principles and standards, as outlined in our global Bioethics Policy.
Further information about our commitment to responsible research is available on our website, astrazeneca.com/responsibility.
Clinical trials
We conduct an increasing number of our clinical trials at multiple sites in several different countries. A broad geographic span helps us to ensure that those taking part reflect the diversity of patients around the world for whom the new medicine is intended. This approach also helps to identify the types of people for whom the treatment may be most beneficial.
We take a number of factors into account when choosing a trial location. These include the availability of experienced and independent ethics committees and a robust regulatory regime, as well as sufficient numbers of trained healthcare professionals and patients willing to participate in a trial.
When conducting a trial anywhere in the world, we operate to the highest of the standards required by the external international, regional or local regulations, and our own internal standards.
Before a trial begins, we work to make sure that those taking part understand the nature and purpose of the research and that proper procedures for gaining informed consent are followed (including managing any special circumstances such as different levels of literacy). We also have procedures in place to ensure that the privacy of participants’ health information is protected.
We take very seriously our responsibility to protect trial participants from any unnecessary risks and avoid any serious adverse reactions. Throughout the research process, we continuously review, and make judgements on whether the potential benefits of a new medicine continue to outweigh the risk of side effects.
Whilst all our AstraZeneca clinical studies are conceptually designed and finally interpreted in-house, some of them are run for us by external contract research organisations (CROs). The percentage of studies we place with CROs varies, depending on the number of trials we have underway and the amount of internal resources available to do the work. In 2009, around 24% of patients in our global studies of our small molecule portfolio and around 89% of patients in our biologics studies were monitored by CROs on our behalf.
Our clinical data handling is outsourced to Cognizant Technology Solutions Sweden AB, a business process solution company and during the year, we announced a strategic alliance with Quintiles Limited to provide integrated services for the majority of our clinical pharmacology studies. These sourcing decisions have helped us to promote consistency, drive resource efficiency and, importantly, helped to speed up our internal data interpretation and decision-making.
We remain committed to making information about our clinical trial activities publicly available. We publish information on the registration and results of all new and ongoing AstraZeneca sponsored clinical trials for all products in all phases, including marketed medicines, medicines in development and those whose further development has been discontinued. We post results, irrespective of whether they are favourable or unfavourable to AstraZeneca on public websites, including (for small molecule compounds) on our own dedicated website, astrazenecaclinicaltrials. com. By the end of 2009, we had registered over 1,100 trials and published the results of more than 600 trials.
Animal research
Our pre-clinical research includes animal studies, which continue to play a vital role in the R&D of new medicines. They provide essential information, not available through other methods, about the effects of a potential new therapy on disease and the living body.

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Directors’ Report | Resources, Skills and Capabilities	27
Performance

Regulatory authorities around the world also require safety data from pre-clinical testing in animals before a new medicine can be tested in man.
We are committed to the responsible use of animals. All our research using animals is carefully considered and justified and, backed by our Bioethics Policy, we continue to drive the application of the 3Rs (Replacement, Reduction and Refinement of animal studies) across our research activity. Wherever possible, we use non-animal methods such as cell culture, computer modelling and ‘high-throughput screening’ that eliminate the need to use animals early in drug development, or reduce the number needed. As part of our drive for continuous improvement, we continue to use statistical design to optimise our studies and reduce the numbers of animals needed. We also work to refine our existing animal models to ensure that the animals we use are exposed to as little pain and stress as possible. We continuously review all our animal studies to make sure that they continue to add value to our research decision-making processes.
The number of animals we use each year depends on the amount of pre-clinical research we are doing and the complexity of the diseases under investigation. We remain focused on making sure that we minimise the use of animals without compromising the quality of the research data. In 2009, we used approximately 393,000 animals in-house (2008: 347,000). In addition, approximately 17,000 animals were used by external contract research organisations on our behalf (2008: 29,000). We believe that this number would be much greater without our active commitment to the 3Rs. We no longer report, as a KPI, the number of animals we use in our research, although we will continue to publish the figures each year. This reflects our commitment to continuous improvement through the application of the 3Rs and good scientific practice, which we believe is the true indicator of our performance. More information about our commitment is available on our website, astrazeneca.com/responsibility.
We only use primates in circumstances where no other species or non-animal methods can provide the safety or clinical benefit information that we are seeking in a study, and where the outcomes of the study are likely to bring significant advances for the development of new medicines. Our expanding biologics capability means that we will be increasing our primate use over time, particularly in the development of MAbs targeted at important areas such as cancer and respiratory disease.
MAbs are highly specific to human physiology, so primates are, in most cases, the only relevant animal model because of their similarity to humans.
In line with our global Bioethics Policy, AstraZeneca does not currently conduct or outsource work using wild caught primates or great ape species. In the rare case where there is a substantial medical need and no credible alternative model is available, exceptions may be considered. However, this will require rigorous secondary ethical and scientific review, in addition to our normal review processes, to challenge the need for the study, followed by appropriate Board level approval.
The welfare of all the animals we use continues to be a top priority. Compliance with relevant laws and regulations is a minimum baseline and underpins our own global Bioethics Policy and standards of animal care and welfare which apply worldwide. Qualified veterinary staff are involved in the development and implementation of our animal welfare programmes and everyone working with laboratory animals is trained and competent in their allocated responsibilities. As well as mandatory inspections by government authorities, we have a formal programme of regular audits carried out by our own qualified staff.
External contract research organisations that conduct animal studies on AstraZeneca’s behalf are also required to comply with our ethical standards, and we conduct regular audits to ensure our requirements are being met.
In November 2008, the European Commission published its proposal to revise the 1986 EU Directive 86/609 (Directive) on the protection of animals used for scientific purposes. We support the need for Europe-wide legislation concerning the use of animals in research and revision of the Directive to reflect advances in science and technology. However, we are contributing to discussions about changes in a number of areas that we believe are necessary to ensure that, alongside the promotion of high standards of animal welfare, the new legislation supports the ability to conduct, in Europe, R&D that addresses patient needs.
Stem cell research
As a company whose success is built on leading-edge science, we continuously monitor and assess new research capabilities to identify opportunities that could help us deliver better medicines for patients worldwide. We believe that stem cell research may present several such opportunities in enhancing the drug discovery process as well as providing therapeutic options.
Significant scientific progress has been made in the development of stem cell-based research models for improved prediction of safety, metabolism and efficacy of emerging candidate drugs, with promising results. Our interest is in the potential of stem cells to differentiate into normal human cells, such as hepatocytes (liver cells) and cardiac myocytes (heart muscle cells) and use those cells in biological assays. We believe this could represent a significant step forward in increasing the clinical relevance of studies at an earlier stage of development of a potential new medicine and would help us to overcome the current limitations that a restricted supply of human cells presents. However, more work is needed to understand the full potential of this type of research. It is a relatively new area and we do not have all the necessary skills and technologies in-house. We are therefore working with external partners who have expertise and an ethical commitment consistent with our own, such as Cellartis AB (Cellartis), a biotech company focused on applications of human embryonic stem cells, cell technologies and the UK public-private partnership, Stem Cells for Safer Medicines. We also participated in a European Framework Research VI programme working with stem cells. Further collaborations will include the use of induced pluripotent stem cells.
Increasingly, we are also exploring the potential to treat disease by modulation of stem cells within target organs using either small molecules or biological therapies, an exciting new area often referred to as regenerative medicine. Here, we are embarking on several external collaborations, such as the one with Cellartis, combining the best ideas and latest innovation in academic research with our ability to search for new drugs. We are looking for the potential of molecules to direct the fate of stem cells towards therapeutic benefit in diseases such as diabetes and emphysema, thus identifying potentially new candidate drugs. Further investments will follow in this area.
Our commitment to ensuring high ethical standards is reflected in our Human Embryonic Stem Cell Research Policy framework, as set out in our Bioethics Policy, which demands compliance both with external legislation, regulations and guidelines, and with our own codes of practice.

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Performance

of branded genericised medicines. These medicines, which are within our key areas of therapy expertise, will make our products available to more patients and at lower price levels than is possible with patent-protected medicines.
As an example, to support our new branded generics business in India, we significantly increased our level of investment, enabling the launch of eight new products of which five were launched in the second half of 2009. This initiative will be rolled out in more than 20 Emerging Markets where we assess there to be potential.
Customer choice in North America
We continue to develop our sales and marketing effort in the US as we strive to best meet our customers’ needs. The focus for 2009 was to ensure that our interactions with healthcare professional (HCP) customers match their desire for more flexible methods to access our products that are not solely dependent on the traditional sales representative.
As a result, two new customer teams have been created to deliver services and information. One team was charged with delivering all the traditional services, but to do so remotely and at a time that matched the HCP’s schedule. The second team simply focused on delivering samples and patient support materials to the HCP’s practice. At the same time, we have expanded our web-based capabilities to improve the way we deliver service over the internet.
The intended result of these changes is to offer customers choices about how we can best meet their needs and the needs of their patients.
Reshaping in Other Established Markets
Across Europe, we have significantly reshaped the organisation in order to stay competitive in an evolving market place. By focusing on core activities and building capabilities around these, we have strengthened focus in the critical area of market access, whilst also being able to significantly improve productivity in the sales force.
Market access is an increasingly important area. In order to develop products that meet the needs of payers we are focusing even more on understanding the priorities and agendas of both payers and healthcare providers. Building on this information, we seek to demonstrate how our products offer value and support cost-effective healthcare.
8
Eight new products launched
in India in 2009
An effective sales force
In the majority of markets, we sell through wholly-owned local marketing companies. Elsewhere, we sell through distributors or local representative offices. Our products are marketed primarily to physicians (both primary care and specialist) as well as to other healthcare professionals. Marketing efforts are also directed towards explaining the economic as well as the therapeutic benefits of our products to governments and others who pay for healthcare. Face-to-face contact is still the single most effective marketing method but, increasingly, the efforts of our sales force are being complemented by our use of the internet. In the US, where it is an approved and normal practice, we also use direct-to-consumer advertising campaigns for some products.
To improve our commercial effectiveness we are benchmarking with leading industries in the area of customer insight. This helps develop a better understanding of real needs of customers upon which we can plan and act. It allows us to be more focused in our communications with customers.
Our rapid growth in Emerging Markets is driving demand for central commercial support, particularly in respect of sales force effectiveness. Core sales and marketing training programmes have been adapted for, and deployed in, local environments. The main focus of these programmes is to embed core commercial skills and to strengthen sales managers’ coaching and planning skills.
Working in collaboration
The preparations and launch of Onglyza™, the first brand in the AstraZeneca/BMS diabetes alliance, has brought significant experience and learning to both organisations. The joint work between our companies has improved planning, time to market and execution of the launch. In June, we entered into an agreement under which AstraZeneca obtained the non-exclusive right to co-promote Trilipix™, alongside Abbott in the US (excluding Puerto Rico). This is the second co-promotion agreement between AstraZeneca and Abbott, the first being for Crestor.
We will continue to explore opportunities to work in collaborations at local or regional levels as a model to improve success. This could either be through getting access to commercial capabilities, such as the collaboration to sell Symbicort with Astellas in Japan, or to strengthen the portfolio, such as the collaboration with UCB for the commercialisation of UCB’s Cimzia™ in Brazil.
More information on our collaborations can be found in the Working with others section from page 22.
Sales and marketing ethics
Driving high ethical standards across all our sales and marketing activity is one of our top priorities. It is an important part of our overall commitment to patient health and safety, and to delivering business success responsibly.
Our business is global and culturally diverse. Societal expectations and legal requirements often vary significantly between the different countries in which we operate. We work to manage these differences effectively and deliver consistently high standards worldwide.
Everyone involved in sales and marketing activities is required to adopt the same core standards, regardless of their particular role or location. These standards are outlined in our Code of Conduct and supporting policies, and more detail is given in our regional and local marketing codes. Our local codes reflect differences in national legislation and healthcare systems. In cases where our standards differ from local law, we adopt whichever standard is higher. Our policies are regularly reviewed and updated, and targeted training is provided for our staff on an ongoing basis.
Compliance with our Code of Conduct and supporting policies is mandatory and monitored by line managers locally, with support from dedicated compliance professionals. We also have a nominated signatory network that works to ensure that our promotional materials meet all applicable internal and external code requirements.
Information concerning instances where our practices may not be up to the standards we require is collected through our various compliance and continuous assurance reporting routes and reviewed by senior management in local and/or regional compliance committees. As appropriate, serious breaches are reviewed by the Board and the Audit Committee. More information

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30Directors’ Report | Resources, Skills and Capabilities

Breaches of external sales and marketing regulations or codes
“Driving high ethical standards across all
our sales and marketing
activity is one of our
top priorities.”
about our compliance and risk assurance processes is contained in the Managing risk section from page 79.
In 2009, we identified a total of 24 confirmed breaches of external sales and marketing regulations or codes globally (2008: 15; 2007: 32). The increase over 2008 is, we believe, largely due to increased self-reporting (ie where we have identified that a breach has occurred and voluntarily reported it to the relevant national authorities). This reflects our continued internal vigilance and determination to identify and follow through on possible breaches of the high standards we set ourselves. The number should also be viewed in the context of the continuing diligence of external code of practice agencies and regulatory authorities in identifying and processing complaints.
We also received a number of approaches about sales and marketing practices from regulatory authorities and other bodies that did not result in any formal ruling. Although these incidents are not included in our KPI number, we did follow-up with appropriate actions to help ensure that all relevant learning is taken fully into account in our future activities.
We take all breaches very seriously and take appropriate action to prevent repeat occurrences. This may include retraining or other corrective action, up to and including dismissal.
In September 2009, AstraZeneca reached an agreement in principle with the US Attorney’s Office to settle claims relating to Seroquel sales and marketing practices and to make a payment of $524 million (including interest).
Final settlement is subject to negotiation of a civil settlement agreement and a corporate integrity agreement. More information can be found in Note 25 to the Financial Statements from page 166.
We will continue to work to strengthen our governance of our sales and marketing activity through 2010, including additional monitoring and audit programmes, and performance measurement. Whilst our current KPI has provided a benchmark against which to measure our performance in recent years, the variations among the national external regulatory frameworks continue to create a challenge for us in interpreting the number of cases of confirmed breaches of external regulations or codes. In addition, a single confirmed breach by AstraZeneca can involve more than one employee failing to meet the standards required and we are aware that there may be failures to meet standards which are not ‘confirmed’ and so will not affect the KPI. We are therefore currently reviewing more meaningful ways in which to measure our performance and plan to introduce a new KPI during 2010 which will drive further improvement and support increased transparency in this key aspect of our activity.

“Patent protection underpins the
research-based pharmaceutical
industry – we recognise it brings
responsibilities as well as privileges.”

AstraZeneca Annual Report and Form 20-F Information 2009

Directors’ Report | Resources, Skills and Capabilities	33
Performance

process development, manufacturing and distribution of biologics, including worldwide supply of MAbs and influenza vaccines. Our biologics production capabilities are scalable, which enables efficient management of our combined small molecule and biologics pipeline.
Managing sourcing risk
Our global procurement policies and integrated risk management processes are aimed at ensuring uninterrupted supply of sufficiently high quality raw materials and other key supplies, all of which are purchased from a range of suppliers. We focus on a range of risks to global supply, such as disasters that remove supply capability or the unavailability of key raw materials, and work to ensure that these risks are effectively mitigated. Contingency plans include the appropriate use of dual or multiple suppliers and maintenance of appropriate stock levels. Although the price of raw materials may fluctuate from time to time, our global purchasing policies seek to avoid such fluctuations becoming material to our business. We also take steps to ensure the quality of the raw materials that we receive from third parties; for more information see the Product quality section on page 32.
We also take into account reputational risk associated with our use of suppliers and are committed to working only with suppliers that embrace standards of ethical behaviour that are consistent with our own. See the Responsible procurement section from page 23.
People
With nearly 63,000 employees worldwide, we value the diverse skills and capabilities that a global workforce brings to our business. We work continuously to align these skills and capabilities with strategic and operational needs, whilst maintaining high levels of employee engagement and commitment. This means providing employees with effective leadership, clear targets, open lines of communication, learning and development opportunities and a healthy and safe workplace. All this needs to take place in a culture in which diversity is valued and individual success depends solely on personal merit and performance.
AstraZeneca is committed to making full use of the talents and resource of all its workers within the organisation. We therefore have policies in place to ensure that we avoid any discrimination, including discrimination on the grounds of disability. These include recruitment and selection, performance management, career development and promotion, transfer and training (including re-training, if needed, for employees who have become disabled) and reward.
A strategic approach
Our business strategy drives our approach to managing human resources (HR) issues across AstraZeneca. Identifying and building skills and capability for the long term is critical if we are to deliver that strategy successfully. To that end we have been developing a strategic workforce planning (SWP) capability.
SWP generally takes a longer-term view of five to seven years and is designed to ensure we have the right capabilities in the right location at the right time. SWP also addresses issues such as ensuring a diverse workforce and the challenges of attracting and retaining talent globally.
Targets and accountabilities
Clear targets and accountabilities are essential for ensuring that people understand what is expected of them as we deliver our business strategy. The Board and the SET are responsible for setting our high-level strategic objectives and managing performance against these (see the Reserved matters and delegation of authority section on page 92). Managers across AstraZeneca are accountable for working with their teams to develop individual and team performance targets that are aligned to our strategic objectives and against which individual and team contributions are measured and rewarded.
Our focus on optimising performance is reinforced by performance-related bonus and incentive plans. AstraZeneca also encourages employee share ownership by offering the opportunity to participate in various employee share plans, some of which are described in the Directors’ Remuneration Report from page 101 and also in Note 24 to the Financial Statements from page 161.
Learning and development
We encourage and support all our people in achieving their full potential with a range of high quality learning and development (L&D) opportunities around the world.
We are implementing a new global approach, backed by the creation of our global L&D organisation, which aims to ensure that standards of best L&D practice are consistently applied in the most efficient way. During 2009, we have continued to develop and deploy global on-line and other development resources, as we seek to make L&D tools and programmes available to all employees, creating a common platform that increases access to learning and supports self-development across the organisation.
“Our people are the key to our past and future success – we need to nurture our talent and develop the leaders of tomorrow.”
Employees by geographical area

Geographical area	%

A UK	14.3

B Sweden	15.3

C Rest of Europe	17.5

D North America	25.3

E Latin America	6.1

F Africa, Asia and Australasia	21.5
The percentage of employees based in the UK as reported last year, included employees who were a cost to AstraZeneca UK Limited although they were not based in the UK. Only employees based in the UK have been counted for the purposes of the above graph.

AstraZeneca Annual Report and Form 20-F Information 2009

34Directors’ Report | Resources, Skills and Capabilities

During 2009, we implemented a refreshed on-line L&D portal, with access to all core leadership and management development tools. We also launched a number of specific business area websites.
Our leadership development frameworks are focused on six core capabilities, which we believe are essential for strong and effective leadership: passion for customers, strategic thinking, acting decisively, driving performance, working collaboratively, and developing people and the organisation. These capabilities apply to all employees and are used across our HR processes. In 2009, we complemented the core leadership capabilities with the launch of a set of manager accountabilities. These define what we expect from all managers across the dimensions of ethical conduct and compliance, people management and engagement, as well as fiscal and financial awareness. Building line manager capability has been supported by the launch of a number of global learning programmes, which address key elements of people management.
Talent management
To ensure we maintain a flow of effective leaders, we work to identify individuals with the potential for more senior and complex roles. These talent pools provide succession candidates for a range of leadership roles across AstraZeneca that are critical to our continued business success. We regard these individuals as key assets to the organisation and we therefore focus on proactively supporting them to reach their potential with, for example, targeted development opportunities.
Engagement and dialogue
We aim to provide an inclusive environment that encourages open discussion and debate at all levels throughout AstraZeneca. As well as line manager briefings and team meetings, we use a wide range of media to communicate with our employees around the world.
To support our goal of promoting high levels of employee engagement, we also use an annual global employee survey (FOCUS) to track employee opinion across a range of key topic areas. The results, which are communicated to all employees, provide valuable insights that inform strategic planning across the business.
Eighty six percent of our employees participated in our 2009 FOCUS survey, reflecting their continued confidence in this feedback mechanism. Results showed that employee engagement scores which were already very strong had improved compared to 2008 and employees felt that the clarity of direction provided by senior leaders had also improved. The survey also identified key areas that continue to require attention, in particular the need for further strengthening leadership capability in effective communications and change management. In addition, our scores around work-life balance decreased slightly in some functions. Our leaders take this feedback very seriously and targets that address employee engagement and the effectiveness of senior leadership communications in particular are included in the SET business performance management framework for 2010.
Managing the impact of business change
Our continuing strategic drive to improve efficiency and effectiveness through our previously announced restructuring programmes has resulted in the delivery of a gross reduction of approximately 12,600 positions during the period 2007 to 2009. To ensure that a consistent approach, based on our core values, was and continues to be adopted throughout the programme, specific guidance was provided for the HR teams and line managers throughout the organisation. Differences in the legal frameworks and the customary practice in the different geographies in which we operate is a challenge. The global guidance provided aims to ensure that the same or similar elements are included in local implementation of business change. These include, for example, open communication and consultation with employees, face-to-face meetings, re-deployment support and appropriate financial arrangements. In line with our core values, we expect the people affected to be treated with respect, sensitivity, fairness and integrity at all times. It was therefore encouraging that the engagement scores in our 2009 FOCUS employee survey continued to improve despite business change that typically involves headcount reduction.
Consultation
We work to ensure a level of global consistency in managing employee relations, whilst allowing enough flexibility to support the local markets in building good relations with their workforces that take account of local laws and circumstances. To that end, relations with trades unions are nationally determined and managed locally in line with the applicable legal framework and standards of good practice. Managers throughout AstraZeneca are trained in consultation requirements as well as relevant employment law, where applicable. Training is done at a local level and we have a range of HR and line manager networks for sharing experience and good practice, and promoting alignment across the organisation. At a global level, we have a Head of Employee Relations who supports national management in ensuring that their local activities are consistent with our high-level principles. As we continue to develop our global platform for managing HR we seek to ensure that the strength of our local management approaches is not undermined.
There are particularly well-developed arrangements for interactions with trades unions and employee representative groups across Europe. Before it became a legal requirement under European law in 1995, both our heritage companies, Astra and Zeneca, had European Consultation Committees (ECCs) in place. Our single AstraZeneca ECC comprises trade union representatives and locally elected employees, and is chaired by a SET member. The committee meets once a year and a sub-committee meets quarterly to discuss, among other things, business developments and any potential impact these may have on the workforce.
We are always striving to improve consultation arrangements. For example, in 2009 the Joint Consultation and Information infrastructure in the UK was changed and a new arrangement was agreed and implemented in full consultation with representatives. The new arrangement enables dialogue, participation and involvement of employees in a process that is more responsive and flexible to changing needs than the one it replaced.
Human rights
AstraZeneca is fully supportive of the principles set out in the United Nations Universal Declaration of Human Rights. Our Code of Conduct and supporting policies outline the high standards of employment practice with which everyone in AstraZeneca is expected to comply, both in spirit and letter, worldwide.
Overall accountability for progressing the human rights agenda within AstraZeneca lies with our Global Human Resources function, supported by our Global Corporate Responsibility Team who co-ordinate with relevant functions to ensure that human rights issues continue to be appropriately integrated into responsible business strategies.
In January 2010, AstraZeneca signed up to the United Nations Global Compact (UNGC), a strategic policy initiative for businesses that are committed to aligning their operations and strategies with 10 universally accepted principles in the areas of human rights, employment, environment and anti-corruption. We are now working within the framework of the 10 UNGC principles to understand how these principles apply to our business, what we are doing well and where more work may be needed.

AstraZeneca Annual Report and Form 20-F Information 2009

Directors’ Report | Resources, Skills and Capabilities	35
Performance

More information about our commitment in human rights-related areas is included in this Annual Report including access to medicines, diversity, safety, health and wellbeing, employee relations, sales and marketing practice and working with suppliers. Full details are available on our website, astrazeneca.com/responsibility.
Diversity
With a global workforce comes a rich diversity of skills, capabilities and creativity. We value highly the benefits that such diversity can bring to our individual employees, to our stakeholders and ultimately to our business.
We aim to foster a culture of respect and fairness, where differences are recognised, valued and harnessed, and where individual success depends solely on ability, behaviour, work performance and demonstrated potential. Every manager across AstraZeneca is responsible for ensuring that this happens.
As we continue to reshape our organisation and our global footprint in line with business objectives, our continuing challenge is to ensure that diversity is appropriately supported in our workforce, reflected in our leadership and integrated into business and people strategies.
In 2009, to further strengthen our drive in this area, we appointed a Global Diversity Leader, a new position, whose role is to develop a global Diversity & Inclusion strategy, in partnership with senior leaders who will be accountable for its implementation in the business. We are currently working to identify key areas of strategic focus, considering how best to implement a global strategy with the flexibility needed for local interpretation and implementation, and agreeing KPIs.
As part of this work, during 2009 we identified the need to look more closely at the advancement of women in AstraZeneca. Our data shows that we have 52% of women and 48% of men in our workforce (of the 40,000 people currently in our global HR database) and 24% of 82 senior managers reporting to the SET are women. We are now working with an external expert in this field on a global research project designed to help us better understand some of the causes underlying the data. The outcomes will inform the ongoing development of the Diversity & Inclusion strategy.
Safety, health and wellbeing
Providing a safe workplace and promoting the health and wellbeing of all our people remains a core priority. A safe, healthy working environment not only benefits employees, it supports our business through improved employee engagement, retention and productivity.
We continue to make significant investment in providing a wide range of health and wellbeing improvement programmes across AstraZeneca. These vary according to health risk profile, function and local culture, and include general health initiatives aimed at increasing exercise levels, reducing tobacco use, improving nutrition and managing stress. We also have plans in place to deal with the effect of pandemic flu, including the provision of anti-virals for employees based in areas where adequate supplies may not be available through national treatment regimes.
Work-related stress is currently our greatest single cause of occupational illness, with continued business change, high workloads and interpersonal issues being identified as significant factors. As part of our ongoing efforts in this area, we are adopting an increasingly proactive, risk-based approach, using wellbeing risk assessment tools to identify high-risk areas and target interventions more effectively.
We regret that during 2009, one of our sales representatives in Thailand died in a traffic accident whilst driving on AstraZeneca business. We work hard to identify the root causes of any serious accident and use a range of investigation procedures to help us avoid repetition. Learning is shared with management and staff, and our conclusions about underlying causes are used to improve our management systems.
In recent years, our strengthened efforts to promote driver safety worldwide have delivered some improvements and we are maintaining focus in this important area at all levels of the organisation.
Our long-standing ‘Road Scholars’ scheme in the US (the home to our largest sales force) continues to be a valuable channel for building awareness and improving driver skills. A driver safety objective is now also included in the US performance management framework. Outside the US, our ‘Drive Success’ programme takes into account the different driving environments in the various countries in which we operate and provides a high-level framework of common standards to be adopted by each country. The ‘Drive Success’ programme

[1]	Data exclude MedImmune.

[2]	With and without days lost.
was launched in 2008 across Europe, Latin America, the Middle East and Africa. Roll-out was completed during 2009 with the launch in Asia Pacific, including Japan.
During the year, we also commissioned a global assessment of our driver safety programmes by an external expert in this field, the results of which were presented to the SET. Both programmes were reported to have a solid foundation on which to build. Key findings centred on the need for clear global and local improvement targets and closer alignment of the two programmes. In response, we have developed a set of KPIs and global targets, together with a new Global Driver Safety Standard, all of which will be introduced across the organisation during 2010.
Our KPI for safety, health and wellbeing combines the frequency rates for accidents resulting in serious injuries and new cases of occupational illness into one KPI, with an overall target of a 50% reduction in the combined rates by the end of 2010, compared with a 2001/2002 reference point. The overall serious injury accident rate for AstraZeneca employees decreased by 2% in 2009, whilst the occupational illness rate increased by 32%. This equates to a combined increase of 9% compared to 2008. The occupational illness rate increase is due largely to a number of suspected cases in 2008 being confirmed as work-related during 2009 and therefore included in the 2009 data, rather than in the 2008 data. We remain on track to achieve the targeted 50% reduction by the end of 2010. Data on our performance over the last three years is shown above.
We are currently in the process of finalising a new safety, health and environment strategy, including associated safety and health targets.

AstraZeneca Annual Report and Form 20-F Information 2009

76Directors’ Report | Environmental Sustainability

Environmental Sustainability
In this section, we describe our commitment in key areas of environmental sustainability – managing our impact on climate change, managing our waste and understanding the potential impact of pharmaceuticals in the environment. More information about our work in these areas and in others, such as resource efficiency, biodiversity and emissions to air and water, can be found on our website, astrazeneca.com/responsibility.
Our current set of five-year targets and objectives takes us to the end of 2010. We are in the process of finalising a new environmental sustainability strategy, including associated targets and objectives, which will drive our continued commitment in this important area.
Climate change
We continue to work hard to manage our impact on climate change without compromising our ability to deliver new medicines that make a difference in important areas of healthcare.
We believe that our primary responsibility is to reduce our carbon footprint by, amongst other things, improving our energy efficiency and pursuing lower-carbon alternatives to fossil fuels. The use of carbon offset or other third party reduction credits to address residual emissions is something we will not consider as an alternative to driving our own efforts to reduce emissions.
In common with most businesses, our emissions arise from the energy we use at our facilities and from the various means of transport we use. Our carbon footprint is also affected by some of our respiratory therapies, specifically our pressurised metered dose inhaler (pMDI) products which rely on propellants such as hydrofluoroalkane, which is a greenhouse gas, to deliver the medicine to the airways. Patients who are unable to use our Turbuhaler dry powder inhaler, which does not require propellants, need these pMDI products. We believe that the expanded treatment choice and potential benefits that they offer outweigh the potential impact on the environment.
We continue to drive the management of our carbon footprint across key areas of business activity. For example, recognising the significant global warming emissions from business road travel for sales and marketing activities, we are maintaining a strong focus in this area. We are working with our fleet management and leasing suppliers to introduce fleet reporting to track the CO2 emissions of new and existing fleet vehicles and are introducing CO2 caps on new car acquisitions in our major markets. We also continue to invest in advanced driver training to improve both safety and fuel efficiency associated with driving. Other areas in which we are pursuing further improvement include the implementation of green technology principles in our process design and exploration of the potential for further investment in low carbon and renewable energy options at our sites.
Our current climate change targets, approved by the Board in 2005, aim to ensure that our absolute emissions in 2010 will be no greater than they were at the start of the decade and 55% less than they were in 1990. This requires substantial efforts to be made across our business to produce, by the end of 2010, an absolute reduction of 12% in global warming emissions from all sources other than pMDIs, when compared with 2005. We have made good progress in recent years in reducing greenhouse gas emissions and, in 2009, our total emissions from all sources were 9% lower than in 2008. For data on our performance over the last three years see opposite.
Across all our activity, we work with our partners to share learning and foster best practice. We are also increasingly participating in the global debate on what business can do to help mitigate global warming and adapt to the unavoidable consequences of climate change.
Waste management
The management of waste associated with our activities is another key element of our environmental sustainability strategy. We are working to reduce our total waste index to meet our 2010 improvement target (40% by the end of 2010 from a 2001/2002 reference point).
Our waste is categorised as ‘hazardous waste’ or ‘other waste’ according to national legislation, which varies in its definitions. The majority of our hazardous waste consists of solvent and aqueous streams from manufacturing activities. Other waste includes general waste from our facilities around the world.
Our primary objective is waste prevention. Where this is not practical, we focus on waste minimisation and appropriate treatment or disposal to maximise the reuse and recycling of materials, including energy recovery from the incineration of waste streams. Programmes designed to reduce the amount of waste we generate include the continual improvement of existing production processes, minimising

[1]	Data exclude MedImmune.

[2]	The 2008 and 2007 figures have been revised due to improved data capture.

[3]	We have replaced the ozone depleting potential (ODP) KPI with waste production as we believe this is now a more meaningful KPI. ODP data continue to be published on our website, astrazeneca.com/responsibility.
the environmental burden of new production processes under development, integration of environmental considerations in purchasing and internal waste awareness programmes. For data on our performance over the last three years see above.
Pharmaceuticals in the environment
We understand, and take seriously, concerns about the detection of trace amounts of pharmaceutical residues in the environment. We work continuously to improve our understanding of the science and how pharmaceuticals interact with the environment and the risks that they may pose.
The presence of trace amounts of pharmaceuticals in the environment (PIE) resulting from patient excretion is an inevitable result of the way most current medicines work: pharmaceuticals need to be stable enough to have a useful shelf-life and oral dosage forms must be robust enough, in most cases, to pass through the stomach intact.
We are committed to identifying any potential adverse effects on the environment that our medicines might have and responsibly balancing these against the benefits that these medicines bring to patients’ lives.

AstraZeneca Annual Report and Form 20-F Information 2009

Directors’ Report | In the Global Community	77
Reviews

We actively engage and partner with other pharmaceutical companies, NGOs, scientists, regulators, patients and prescribers to share learning and experience and to promote responsible management of PIE issues, in line with current scientific knowledge.
Dedicated research
The levels of pharmaceutical residues detected in the environment are generally extremely low and are unlikely to pose a risk to human health. For example, the levels detected in drinking water are so low that, to ingest one single patient dose, someone would have to drink more water than is possible in a lifetime. However, whilst improving all the time, understanding of the potential for long-term effects of PIE, for example to aquatic life, requires further research.
This is an ongoing priority for our scientists at our Environmental Laboratory in Brixham, UK, who are at the forefront of this field of science, working both independently and in collaboration with other companies, leading academics and regulatory bodies to advance PIE-related research. Work at Brixham is focused on improving our understanding of the processes leading to the breakdown and removal of pharmaceutical residues in sewage treatment plants and the wider environment, and improving the predictability of the potential adverse environmental effects through the development of novel ecotoxicological test methodologies.
Product stewardship
We conduct environmental risk assessments for all our new, and many of our established, products in accordance with applicable regulations. Going beyond the regulatory requirements, we have also reviewed the environmental risk assessments for many of our older established products and, where appropriate, have undertaken additional voluntary testing to refine the assessments.
We have also introduced Environmental Risk Management Plans that will accompany all new medicines throughout their life-cycle. These plans enable all available environmental data to be taken into account at key decision points during drug discovery and development, and to provide early warning of medicines that could pose a potential risk to the environment.
We make environmental risk data for our existing products publicly available via the Swedish Doctors Prescribing Guide website (fass.se), using the voluntary disclosure system introduced by the Swedish Association of the Pharmaceutical Industry. AstraZeneca has a leading role in developing the guidance for this activity.
In the Global Community
Wherever AstraZeneca is located worldwide, we aim to make a positive contribution to our local communities through sponsorships, charitable donations and other initiatives that help to make a difference. Our activities are focused on bringing sustainable benefit in ways that are consistent with our business of improving health and quality of life, and of promoting the value of science among young people.
In January 2009, we launched a revised and strengthened global Community Support Policy to provide an enhanced platform for capturing, aligning and maximising the benefit of our community support commitments worldwide. Targeted training for all relevant staff is being provided. As well as community support, the policy describes the requirements regarding product donations and support to patient groups and other healthcare organisations.
In 2009, we spent a total of $882 million (2008: $718 million) on community sponsorships and charitable donations worldwide, including our product donation and patient assistance programmes which make our medicines available free of charge or at reduced prices. Our expanded patient assistance programmes in the US contributed to a total commitment of $786 million worth of product donations valued at an average wholesale price (2008: $646 million). The increase is because more people enrolled in our US AZ&Me patient assistance programme and used more medicines in 2009 due, we believe, to the economic recession. Our community support spend ($96 million) included a contribution during the year of $25 million to the AstraZeneca HealthCare Foundation for its cardiovascular programme which is focused on improving cardiovascular health in the US.
We also contribute where possible to disaster relief efforts. During 2009, when typhoons Ketsana and Parma hit the Philippines, causing widespread devastation, we donated medicines to the relief effort and 15 of our employees did voluntary work with the Philippine army, helping over 1,000 flood victims. We responded similarly with donations to the local relief effort when earthquakes hit Indonesia and, when typhoon
Morakot struck Taiwan, AstraZeneca Asia Pacific made a $200,000 donation to the local Red Cross.
At a global level, we also made a further contribution of $240,000 to the Red Cross Centre in Kuala Lumpur, Malaysia, established in 2006 by the Red Cross with $700,000 of funding from AstraZeneca. The Centre continues to play an important role in disaster relief in the Asia Pacific region. With prepositioned emergency supplies, the Centre was able to respond quickly to the events in 2009, distributing hygiene kits to thousands of people in need in the affected areas. Our 2009 donation, coupled with one of $200,000 that we made in 2008, has enabled the Red Cross to maintain appropriate levels of emergency relief stock at the Centre.
In January 2010, following the earthquake in Haiti, we donated medicines and contributed a total of $500,000 to the British Red Cross Emergency Appeal. We also committed an additional $500,000 to support a longer-term disaster recovery programme that will give the people of Haiti the help they need to re-build their lives and their communities.
In the developing world
Whilst we remain committed to making a contribution to improving healthcare in the developing world, we believe that real progress can only be made through the commitment of all the related stakeholders, including governments, NGOs and the international community, as well as the private sector. Only by working together can sustainable improvements be achieved.
The medicines in our range today are not for the treatment of tuberculosis (TB), HIV/AIDS and malaria, currently the developing world’s most significant disease challenges, but we are applying our skills and resources to helping in other ways. Our contribution centres on two main areas of activity – dedicated TB research and working in partnership to help strengthen local health capabilities.
Dedicated TB research
Our dedicated research facility in Bangalore, India is focused on finding a new, improved treatment for TB, which is a major cause of illness and death worldwide, especially in Asia and Africa. AstraZeneca is the only major pharmaceutical company with a research programme in India totally dedicated to TB. Further information can be found in the Therapy Area Review in the Infection section on page 64.

AstraZeneca Annual Report and Form 20-F Information 2009

78Directors’ Report | In the Global Community

Working in partnership
In some parts of the developing world, the availability of medicines is not always the main challenge. Access to healthcare also depends on having a functional healthcare system, trained healthcare workers and effective supply and distribution mechanisms in place to ensure that medicines are used to their full effect as part of overall health management. To help meet these challenges, alongside our ongoing TB research, we partner with NGOs and other organisations working with local communities to strengthen their frameworks for delivering healthcare in TB and other disease areas in a sustainable way.
Key principles for our partnerships are that they lead to positive, measurable outcomes, can be scaled up and potentially replicated to improve outcomes for a greater number, and can deliver a sustainable framework that can ultimately be owned and managed locally, without the need for our support. We also aim to ensure that such partnerships can contribute to our business development, by enabling us to understand better the health needs of, and to build important relationships in, markets of the future.
Our current partnerships are primarily focused on helping hard-hit communities in Asia and Africa to combat TB, which is on the increase in these regions, but we also have some programmes in other disease areas and in other countries.
Our long-standing partnership with the British Red Cross and Red Crescent Societies includes support to community-based programmes in Central Asia that are helping to combat TB and to improve the quality of life of people living with TB and TB/HIV co-infection in the hard-hit areas of Turkmenistan, Kyrgyzstan and Kazakhstan. To date, these programmes have helped over 10,000 people living with TB or TB/HIV to complete their TB treatment, with treatment completion rates reaching 89%, 92% and 73% in Turkmenistan, Kyrgyzstan and Kazakhstan, respectively. Alongside this, the Red Crescent Society has delivered TB awareness campaigns that have reached over two million people in the region. The long-term presence of the Red Crescent Society in Central Asia has enabled the organisation to build effective and far reaching community programmes. These activities continue to contribute to a reduction in TB incidence and mortality in Central Asia.

Our partnership with the African Medical and Research Foundation is focused on developing a model for the integrated management of TB, HIV/AIDS and malaria at both national and local levels in Uganda, where there is a high incidence of all three diseases. This integrated management approach has not been widely addressed previously and we are one of the few organisations involved in such work. A pilot programme is now underway in the high incidence areas of the Luwero and Kiboga districts of central Uganda. Key targets include increasing laboratory diagnostic capacity and improving community-based healthcare management. Progress to date includes the completion and handover to local district management teams of three new laboratories and the establishment of 144 village health teams, with a total of over 750 people trained in health promotion in their local communities.
In Ethiopia, our partnership with Axios is focused on building local capability in managing breast cancer, which is the second most common cancer among young women in that country. The project has focused on strengthening diagnosis and treatment capabilities, including the creation of previously unavailable treatment protocols and standardised reporting guidelines for use across the country. Benefits to the patient have included reduced time between diagnosis and surgery (from 12-18 months in 2006 to three to six months in 2009).
Our support to Voluntary Service Overseas (VSO) includes working in partnership to help them further develop their strategy and framework for delivering their health goals. We also fund VSO volunteers working to build local healthcare capabilities in under-served communities across Africa and Asia. Alongside this, our employees are able to volunteer for placements in appropriate countries to support VSO, drawing on the broad range of skills they can offer in human resources, finance, information technology and communications, as well as health and medicine.
More information about these partnerships and our other activities worldwide is available on our website, astrazeneca.com/responsibility.

Engaging at international level
As part of our focus on TB, we actively engage in international efforts to help in the fight against this devastating disease.
AstraZeneca participates in the Gates Global Health CEO Roundtable, the purpose of which is to bring together the world’s leading pharmaceutical companies with the Bill & Melinda Gates Foundation to leverage our respective areas of strength and expertise in the pursuit of global health priorities. We will continue to partner with the Bill & Melinda Gates Foundation on TB in a variety of projects spanning early phase drug discovery through to development of suitable regulatory pathways for new agents.
During 2009, we also continued our involvement with the Stop TB Partnership, which aims to forge a more effective response to TB, and strengthen strategic impact, by engaging a broad range of stakeholders, including the private sector, foundations, academic and research institutions, the media, NGOs and civil society.
AstraZeneca is the only major pharmaceutical company involved in the New Medicines for TB project, begun in 2006. Funded by a grant from the EU Framework VI programme and consisting of around 15 groups of Europe’s most prominent scientists and researchers in the field, this consortium seeks to combine academic and pharmaceutical skills to further the discovery of new therapies for TB.

AstraZeneca Annual Report and Form 20-F Information 2009

Directors’ Report | Risk	79
Corporate Governance

Risk
In this section we describe our key risk management and assurance mechanisms, and the principal risks and uncertainties which we currently consider to be material to our business in that they may have a significant effect on our financial condition, results of operations and/or reputation. Specific risks and uncertainties are also discussed at various points in this Directors’ Report, where relevant.
Managing risk
As a global, innovation-driven biopharmaceutical company, we face a diverse range of risks and uncertainties that may adversely affect our business. Our approach to risk management is designed to encourage clear decision-making as to which risks we accept and which risks we manage to an acceptable level, in each case informed by an understanding of the commercial, financial, compliance and reputational implications of these risks.
We work continuously to ensure that we have effective risk management processes in place to support the delivery of our strategic objectives, the material needs of our stakeholders and our core values. We monitor our business activities and our external and internal environments for new and emerging risks to ensure that these are proactively managed at the appropriate level as they arise.
The Board believes that the processes and accountabilities which are in place (and described below in further detail) provide it with adequate information on the key risks and uncertainties facing the business. Further information about the risks and uncertainties facing the business are set out in the Principal risks and uncertainties section from page 80.
Embedded in business processes
We strive to ensure sound risk management is embedded within our business and performance management processes.
Annually, the Group develops a long-term business plan to support the delivery of its strategy. Each area for which a SET member is responsible (SET function) is required to provide a comprehensive assessment of its risks as part of the annual business planning process. The CEO and the CFO undertake quarterly business reviews (QBRs) in respect of each SET function at which the key risks relating to the relevant SET function are reviewed. Underpinning this review, the managers of the key areas within each SET function are required, prior to the QBRs, to provide quarterly updates on their key risks which are then consolidated into the relevant SET function list of key risks for review at the QBRs. The top 10 risks of each SET function are then aggregated into a Group risk register. The purpose of the risk review is threefold: (i) to identify and measure risks; (ii) to define and review plans to mitigate risks we do not wish to take; and (iii) to define and review plans to manage those risks we do wish to take. A risk management standard, guidelines and supporting tools are in place to support the managers in the effective identification, management, mitigation and reporting of risks.
Our approach to risk management includes the development of business resilience plans to provide for situations where specific risks have the potential to severely impact our business. Global business resilience plans covering crisis management, business continuity and emergency responses are in place, supported by the training of relevant business managers and crisis simulation activities.
One of our strategic priorities, ‘Promote a culture of responsibility and accountability’, involves the continued nurturing of a culture of responsibility and accountability. Our Code of Conduct and our Global Policies and Standards set mandatory minimum standards of responsible behaviour for all employees. In addition, all employees receive annual training on the requirements of our Code of Conduct, as well as more specific targeted training on particular policies and standards. Employees are encouraged to raise questions on the practical application of these standards and to report suspected breaches and incidents of non-compliance through the reporting channels described in our Code of Conduct. During 2009, we developed and launched a combined Compliance and Corporate Responsibility (CR) ‘Responsible Business’ scorecard with defined objectives and accountabilities, to track performance consistently across all SET functions and enable quarterly reporting to the SET, the Audit Committee and Professor Dame Nancy Rothwell (the Non-Executive Director responsible for overseeing CR within the Group), as well as annual reporting to the Board and the SET.
Key responsibilities
Management of risk
Day-to-day management of risk is delegated from the Board to the CEO and through the SET to line managers. SET management areas are accountable for establishing an appropriate line management-led process and for providing the resources for supporting effective risk management.

Line and project management are accountable for the management of risk within the context of their functional or cross-functional remit or project. Line managers have primary responsibility for identifying and managing risk and for putting in place appropriate controls and procedures to monitor their effectiveness.
Oversight and monitoring
The Board is responsible for overseeing and monitoring the effectiveness of the risk management processes implemented by management. Specialist risk and compliance functions (including Group Internal Audit (GIA)) support the Board by providing advice and monitoring and testing the adequacy of the processes.
Our compliance organisation comprises a wide range of specialist groups whose work includes liaising with line management and the SET to develop systems and processes for managing risk in specific regulated areas to ensure ongoing legal and regulatory compliance. These groups include: Good Laboratory; Clinical and Manufacturing Compliance; Safety, Health and Environment; Medical and Regulatory Affairs; Financial Control and Compliance; Information Security and Data Privacy; Sales and Marketing Compliance; and Security.
We have a dedicated Global CR team who are part of the Group Public Affairs function and whose work includes public policy and reputation management. The Global CR team leads the development of our CR strategy and the alignment of tactical delivery. The team works closely with senior leaders across AstraZeneca, and with our Global Compliance function, to ensure that the CR risks and opportunities are identified and managed appropriately, in line with business objectives, and to ensure compliance with all relevant policies and standards inclusive of the 16 Principles of our Code of Conduct. identified risks are mapped to AstraZeneca’s risk ‘taxonomy’, which provides a structured disaggregation of the potential strategic, operational, control/compliance and reputational risks facing AstraZeneca.
Management reporting and assurance
The Audit Committee is a Committee of the Board currently comprising five Non-Executive Directors and is accountable, amongst other things, for assessing the adequacy and effectiveness of the risk management systems and processes implemented by management. In addition to the reports it receives from the GIA function, the Audit Committee also regularly receives reports from: (i) the Global Compliance function

AstraZeneca Annual Report and Form 20-F Information 2009

100Directors’ Report | Business Organisation and Corporate Governance

In 2009, the Group’s US legal entities made contributions amounting in aggregate to $733,687 (2008: $815,838) to state political party committees and to campaign committees of various state candidates affiliated with the major parties in accordance with pre-established guidelines. No corporate donations were made at the federal level and all contributions were made only where allowed by US federal and state law. US citizens or individuals holding valid green cards exercised decision-making over the contributions and the funds were not provided or reimbursed by any non-US legal entity. Such contributions do not constitute political donations or political expenditure for the purposes of the Companies Act 2006 and were made without any involvement of persons or entities outside the US.
Significant agreements
There are no significant agreements to which the Company is a party that take effect, alter or terminate on a change of control of the Company following a takeover bid.
There are no persons, with whom the Company has contractual or other arrangements, who are deemed by the Directors to be essential to the business of the Company.
Use of financial instruments
Notes 15 and 16 to the Financial Statements, from pages 144 and 146 respectively, include further information on the Group’s use of financial instruments.
Creditor payment policy
It is not Group policy formally to comply with the Confederation of British Industry’s code of practice on the prompt payment of suppliers. It is, however, Group policy to agree to appropriate payment terms with all suppliers when agreeing to the terms of each transaction, to ensure that those suppliers are made aware of the terms of payment and, subject to their compliance, abide by the terms of payment. The total amount of money owed by the Company’s subsidiaries to trade creditors at the balance sheet date was equivalent to 56 days’ average purchases (2008: 46 days). The methodology for this calculation has been amended in 2009 whereby rebates and chargeback accruals, previously included in this calculation, have been removed. The Company believes that as these amounts arise typically from our revenue arrangements, principally in the US, this methodology more accurately reflects time taken on average to repay creditors. The comparative calculation for the prior year is also presented under the new methodology. A considerable part of the trade creditors balance relates to the Merck account in the US, which has particularly long contractual payment terms. By removing this balance and other items not directly related to trade purchases in the US, a more accurate average of 47 days is obtained (2008: 40 days).
The Company has no external trade creditors.
Annual General Meeting
The Company’s AGM will be held on 29 April 2010. The meeting place will be in London. A Notice of AGM will be sent to all registered holders of Ordinary Shares and, where requested, to the beneficial holders of shares.
External auditor
A resolution will be proposed at the AGM on 29 April 2010 for the re-appointment of KPMG as auditor of the Company.
The external auditor has undertaken various non-audit work for the Company during 2009. More information about this work and the audit and non-audit fees paid by the Company are set out in Note 27 to the Financial Statements on page 185. The external auditor is not engaged by the Company to carry out any non-audit work on which it might, in the future, be required to express an audit opinion. As explained more fully in the Audit Committee section from page 94, the Audit Committee has established pre-approval policies and procedures for audit and non-audit work permitted to be carried out by the external auditor and has carefully monitored the objectivity and independence of the external auditor throughout 2009.
Bureau Veritas
Bureau Veritas UK Limited (Bureau Veritas) has provided external assurance on corporate responsibility related information within this Annual Report and of the detailed content of the ‘Responsibility’ section of our website. Bureau Veritas has found the information provided within this Annual Report to be accurate and reliable (based on the evidence provided and subject to the scope, objectives and limitations defined in the full assurance statement). The full assurance statement which contains detailed scope, methodology, overall opinion and recommendations can be found on AstraZeneca’s website, astrazeneca.com; web page content assured by Bureau Veritas is marked at the bottom of each page.
Bureau Veritas is an independent professional services company that specialises in quality, health, safety, social and environmental management with a long history of providing independent assurance services, and an annual turnover in 2008 of €2.6 billion.
On behalf of the Board
A C N Kemp
Company Secretary
28 January 2010

AstraZeneca Annual Report and Form 20-F Information 2009